EXHIBIT 12
                             DENBURY RESOURCES INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                      Year Ended December 31,
                                                                             ------------------------------------------
                                                                                 1998           1997           1996
                                                                             ------------    -----------   ------------
                                                                                       (Amounts in thousands)
Earnings:
   Pretax income (loss) from continuing operations                           $   (302,765)   $    23,798   $     14,056
   Fixed charges                                                                   17,758          1,262          4,080
                                                                             ------------    -----------   ------------
           Earnings (losses)                                                 $   (285,007)   $    25,060   $     18,136
                                                                             ============    ===========   ============

Fixed Charges:
   Interest expense                                                          $     17,534    $     1,111   $      1,993
   Interest component of rent expense                                                 224            151            116
   Imputed preferred dividend                                                           -              -          1,281
   Preferred dividend tax effect                                                        -              -            690
                                                                             ------------    -----------   ------------
           Fixed charges                                                     $     17,758    $     1,262   $      4,080
                                                                             ============    ===========   ============


Ratio of earnings to fixed charges                                                    (a)           19.9            4.4

(a) For the year ended December 31, 1998, a pre-tax loss of $(302,765) was insufficient to cover fixed charges of $17,758.



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